FingerMotion and China Mobile Financial Technology Co., Ltd. Sign Strategic Cooperation Agreement for Loyalty Program Business

NEW YORK, NY December 2, 2020 -- FingerMotion, Inc. (OTCQB: FNGR), a mobile data and services company, is pleased to announce that its contractually controlled subsidiary, Shanghai JiuGe Information Technology Co., Ltd., and China Mobile Financial Technology Co., Ltd., a subsidiary of China Mobile, have signed a strategic cooperation agreement to explore and create a new forward-leaning business model that combines the traditional loyalty point redemption business with an e-commerce platform designed to create a higher evolution of brand loyalty.

From the beginning of 2020, Shanghai JiuGe Information Technology Co., Ltd. has actively sought cooperation with China Mobile Financial Technology Co., Ltd., given China Mobile’s years of experience in the financial services industry. Currently, of China Mobile’s estimated 900 million subscribers, only an estimated 600 million currently participate and accumulate points within the loyalty reward program, often referred to as “Points Mall”, meaning there is still plenty of room for growth. These estimated 600 million subscribers have accumulated an aggregate of points worth an estimated 20 billion yuan (approximately US$2.86 billion) (Source: China Securities Journal, “China Mobile will open "points" ecological stock, customer points worth over 20 billion yuan”, Yang Jie, November 15, 2019).

The “Points Mall” business is the US equivalent of a loyalty rewards program. The program uses “points” as a form of currency that allows users to exchange them for products and services. The loyalty program strives to keep its content fresh and is on the lookout for partnerships with other unique brands to expand the universe of redemption products and services offered. The gross margins on these transactions are expected to be between 10 - 30%.

The most vital component necessary to conduct all e-commerce in China is an integrated mobile payment and processing solution, often referred to as a mobile wallet. Hebao is the largest integrated mobile payment & processing solution branded under China Mobile’s license. Transactions on this mobile payment platform have exceeded 2.1 trillion yuan (approximately US$300 billion) annually (Source: Beijing Language and Culture University, March 15, 2019), making Hebao China's third largest mobile wallet behind Alipay and WeChat pay.

“This latest agreement continues to represent an evolution of our business plan,” said Martin Shen, CEO of FingerMotion Inc. “We are leveraging our core competency which is essentially the monetization of large user bases, and employing it in new applications. In this case, the application is the loyalty marketplace, which is undergoing a rapid digital transformation and our company is actually driving its evolution. Users need choice, and by providing them with intelligent options, supported by our learning algorithms, we are more likely to connect with the user on a higher level. We are very fortunate to be partnered with China Mobile because our access to a trusted mobile wallet takes the struggle out of developing this loyalty economy. Our team has the resources it needs to take on all the major mobile wallet platforms.“

About China Mobile Financial Technology Co., Ltd.

China Mobile Financial Technology Co., Ltd. is a wholly-owned subsidiary of China Mobile Communications Group, with a registered capital of 500 million yuan (approximately US$72 million) (Source: China Mobile, Form 20-F, filed with SEC, April 2020). The company went live on December 18, 2019 with the goal of becoming a first in class social platform that offered products, services, and financial solutions as a mobile payments provider.

About FingerMotion, Inc.

FingerMotion is an evolving technology company with a core competency in mobile payment and recharge platform solutions in China. It is one of only a few companies in China with access to wholesale rechargeable minutes from China's largest mobile phone providers that can be resold to consumers. As the user base of its primary business continues to grow, the Company is developing additional value-added technologies to market to its users. The vision of the Company is to rapidly grow the user base through organic means and have this growth develop into an ecosystem of users with high engagement rates utilizing its innovative applications. Developing a highly engaged ecosystem of users would strategically position the Company to onboard larger customer bases. FingerMotion eventually hopes to serve over 1 billion users in the China market and eventually expand the model to other regional markets.

For further information e-mail: info@fingermotion.com

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